Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 7, 2022, in the Registration Statement on Form F-1 and the related prospectus of Freightos Limited, with respect to the financial statements of 9T Technologies LLC.

February 22, 2023	/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	A Member of Ernst & Young Global